EXHIBIT 99.1
PROSPECTUS SUPPLEMENT                                 REGISTRATION NO. 333-43142
(To Prospectus dated July 11, 2003)



                             [HOLDRS WIRELESS LOGO]



                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                       Share         Primary
                      Name of Company(1)      Ticker   Amounts    Trading Market
     Aether Systems, Inc.                      AETH      1            NASDAQ
     AT&T Wireless Services                    AWE      40             NYSE
     Crown Castle International Corp.          CCI       4             NYSE
     Deutsche Telekom AG *                      DT    18.4809          NYSE
     LM Ericsson Telephone Company *          ERICY     7.4           NASDAQ
     Motorola, Inc.                            MOT      41             NYSE
     Nextel Communications, Inc.               NXTL     16            NASDAQ
     Nextel Partners, Inc.                     NXTP      4            NASDAQ
     Nokia Corp. *                             NOK      23             NYSE
     Qualcomm Incorporated                     QCOM     13            NASDAQ
     Research In Motion Limited                RIMM      2            NASDAQ
     RIF Micro Devices, Inc.                   RFMD      4            NASDAQ
     SK Telecom Co., Ltd. *                    SKM      17             NYSE
     Sprint Corporation--PCS Group **          PCS      21             NYSE
     SR Telecom, Inc.(1)                       SRXA   0.1047          NASDAQ
     Telesp Celular Participacoes S.A. *       TCP       3             NYSE
     United States Cellular Corporation        USM       1             AMEX
     Verizon Communications                     VZ      17             NYSE
     Vodafone Group p.l.c. *                   VOD      21             NYSE
     Western Wireless Corporation              WWCA      2            NASDAQ

        -------------------------------
        * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

        ** The securities of this company trade as a tracking stock.
        Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.

        (1) As a result of the acquisition of Netro Corporation, Inc. by SR Telecom, Inc., SR Telecom, Inc. will replace Netro Corporation as a constituent of Wireless HOLDRS. In connection with the acquisition, for each share of Netro Corporation, shareholders received 0.1052 shares of SR Telecom, Inc. As of


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        September 4, 2003, 0.1052 shares of SR Telecom are included in each round-lot of 100 Wireless HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2003.


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